EXHIBIT 8.1

KNOXVILLE OFFICE 900 SOUTH GAY STREET, SUITE 1700 KNOXVILLE, TN 37902 (865) 521-6200 MEMPHIS OFFICE THE TOWER AT PEABODY PLACE 100 PEABODY PLACE, SUITE 900 MEMPHIS, TN 38103-3672 (901) 543-5900

B A S S ,  B E R R Y  &  S I M S  P L C

A PROFESSIONAL LIMITED LIABILITY COMPANY

ATTORNEYS AT LAW

Reply To:

THE TOWER AT PEABODY PLACE

100 PEABODY PLACE, SUITE 900

MEMPHIS, TN 38103-3672

(901) 543-5900

www.bassberry.com

DOWNTOWN OFFICE: AMSOUTH CENTER 315 DEADERICK STREET, SUITE 2700 NASHVILLE, TN 37238-3001 (615) 742-6200 MUSIC ROW OFFICE: 29 MUSIC SQUARE EAST NASHVILLE, TN 37203-4322 (615) 255-6161

April 8, 2005

Mid-America Apartment Communities, Inc.

6584 Poplar Avenue, Suite 300

Memphis, Tennessee 38138

RE:	Registration Statement on Form S-3 Relating to Mid-America Apartment Communities, Inc. Direct Stock Purchase and Distribution Reinvestment Plan

Ladies and Gentlemen:

We have acted as counsel to Mid-America Apartment Communities, Inc., a Tennessee corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) and the prospectus contained therein (the “Prospectus”) relating to certain shares of common stock, par value $ 0.01 per share, of MAAC (the “Common Stock”) to be issued pursuant to the above referenced plan (the “Plan”). You have requested our opinion regarding certain U.S. federal income tax matters.

The Company operates in an umbrella partnership real estate investment trust (“REIT”) structure. In this structure, properties are owned and operated by one or more operating partnerships in which the Company is general partner and owns a substantial interest. The Company’s primary operating partnership is Mid-America Apartments, L.P. (the “Partnership”).

The Partnership and the Company currently own equity interests in one hundred twenty-nine (129) existing and operating multifamily properties (the “Existing Properties”) at December 31, 2004. The Company owns the Existing Properties directly or indirectly through its qualified REIT subsidiaries (“QRSs”) or subsidiary limited partnerships (including the Partnership) listed on Exhibit A (the “Property Partnerships”). The Company is a participant in two joint ventures with Crow Holdings, Mid-America CH/Realty LP and Mid-America CH/Realty II LP (collectively the “Crow Joint Ventures”). The Crow Joint Ventures owned three properties at December 31, 2004. The Company retains a 33.33% ownership interest in each of the Crow Joint Ventures and is paid a management fee of 4% of revenues from the apartment communities owned by the Joint Ventures.

You have requested our opinion as to:

(a) whether the Company qualified as a real estate investment trust (a “REIT”) pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) for its taxable years ended December 31, 1994 through December 31, 2002, and

Mid-America Apartment Communities, Inc.

April 8, 2005

whether the Company’s current and proposed method of operation will enable it to continue to qualify as a REIT for its 2003 and subsequent taxable years;

(b) whether the Property Partnerships will be treated as partnerships for federal income tax purposes; and

(c) whether the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Federal Income Tax Considerations” are correct in all material respects, and whether the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a participant in the Direct Stock Purchase and Distribution Reinvestment Plan.

In giving the opinions set forth below, we have examined the following:

1.	the Company’s Charter, as amended and restated to date;

2.	the Company’s Bylaws, as amended and restated to date;

3.	the Prospectus;

4.	the governing documents of the Property Partnerships; and

5.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed generally that:

1.	Each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended.

2.	Each partner (each, a “Partner”) of the Property Partnerships that is a corporation or other entity has a valid legal existence.

3.	Each Partner has full power, authority, and legal right to enter into and to perform the terms of the partnership agreements of the Property Partnerships (the “Partnership Agreements”) and the governing documents of the Property Partnerships, and the transactions contemplated thereby.

4.	Each Property Partnership operates in accordance with the governing law of the state in which it was formed and the Partnership Agreement pursuant to which it was formed.

Mid-America Apartment Communities, Inc.

April 8, 2005

5.	Each Partnership Agreement has remained in substantially the same form as it was upon the most recent amendment and restatement thereof, and has not been amended in any material respect (except upon the substitution of partners in accordance with the terms of such Partnership Agreement).

6.	During its taxable year ending December 31, 1994, and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated as of April 8, 2005 and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years.

7.	The Company will not make any amendments to its organizational documents or the organizational documents of any of the Property Partnerships after the date of this opinion that would affect its qualification as a REIT for any taxable year.

8.	No action will be taken by the Company or the Property Partnerships after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer’s Certificate. Where such representations involve matters of laws, we have explained to the Company’s representatives the relevant and material sections of the Code, the Treasury regulations thereunder, published rulings of the Internal Revenue Service, and other relevant authority to which such representations relate and are satisfied that the Company’s representatives understand such provisions and are capable of making such representations.

Based on the factual matters in the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, the discussions in the Prospectus under the caption “Federal Income Tax Considerations” (which are incorporated herein by reference), and without further investigation as to such factual matters, we are of the opinion that:

(a) the Company was organized in conformity with the requirements for qualification as a REIT pursuant to Code sections 856 through 860, for its taxable years ended December 31, 1994 through December 31, 2004, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT in the future;

(b) the Property Partnerships will be treated as partnerships for federal income tax purposes and not as corporations or associations taxable as corporations or as publicly traded partnerships;

(c) the descriptions of the law contained in the Prospectus under the caption “Federal Income Tax Considerations” are correct in all material respects, and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder

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April 8, 2005

of the Company’s securities and present fairly the information required to be disclosed therein under the Securities Act of 1933, as amended (the “Act”), and the regulations promulgated thereunder.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Any variation or difference in the facts from those set forth in the Prospectus or Officer’s Certificate may affect the conclusions stated hereto. As described in the Prospectus, the Company’s qualification and taxation as a REIT depends on the Company’s ability to meet, through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by us. Accordingly, no assurance can be given that the actual results of the Company’s operations for its 2005 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to any related registration statement subsequently filed by the Company pursuant to Rule 462(b) promulgated under the Act, and to the use of our name under the heading “Legal Opinions” in any prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is being furnished by us to MAAC and the Commission solely for the benefit of MAAC and the Commission in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by any other person, or by MAAC or the Commission for any other purpose, without our express written consent.

Sincerely,

/s/ Bass, Berry & Sims PLC

EXHIBIT A

QRSs and Property Partnerships

America First Florida REIT Inc

America First South Carolina REIT Inc

Jefferson at Sunset Valley, LP

Jefferson Village LP

JPI Coral Springs LP

MAAC of Duval LP

MAACOD

MAC II of Delaware, Inc

MAC III of Delaware, Inc

MAC of Delaware Inc

MAC of Huntington Chase LLC

Mid America Apartments LP

Mid America Apartments of Duval LP

Mid America Apartments of Little Rock LP

Mid America Apartments of Savannah

Mid America Apartments of Texas LP

Mid America Runaway Bay LP

Monthaven Management, Inc.

Monthaven Park, LLC

Open Arms Foundation

Paddock Club Florence LP

Woods of Post House LP

Exhibit A